EXCLUSIVE SOFTWARE LICENSE AGREEMENT

THIS EXCLUSIVE SOFTWARE LICENSE AGREEMENT (the "Agreement") is entered into as of August 4, 2005 (the "Effective Date") by SHANGHAI T2 ENTERTAINMENT CO., LTD., a limited liability company organized under the laws of the People's Republic of China ("T2 Entertainment") and JC ENTERTAINMENT CORPORATION, a corporation organized under the laws of the Republic of Korea ("JCE").

JCE and T2 Entertainment shall be referred to individually as a "Party" and collectively as the "Parties".

                                    RECITALS

WHEREAS, T2 Entertainment desires the exclusive right in the Territory (as defined below) during the Term (as defined below) (a) to market, promote, display, use, distribute, publish and sell the Localized Game, "Free Style" (as defined below) and (b) to provide certain T2 Service (as defined below) to Subscribers (as defined below).

WHEREAS, JCE desires to grant the abovementioned exclusive rights to T2 Entertainment.

THEREFORE, in consideration of the premises, agreements, covenants, representations and warranties contained herein, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, T2 Entertainment and JCE hereby agree as follows:


1.  CERTAIN DEFINITIONS.

For the purposes of this Agreement, the following terms shall have the following meanings:

      1.1 "Billing Database" shall mean a database containing billing information of each Subscriber to the Localized Game under this Agreement.

      1.2 "Billing Server" shall mean a computer server to capture and store billing information in a Billing Database for the operation of the Localized Game under this Agreement.

      1.3 "Clearances" shall mean all necessary clearances, licenses, approvals, permissions and consents from third parties in respect of the distribution included as part of the Localized Game or which are otherwise required to enable JCE to perform its obligations under this Agreement and grant the rights granted to the T2 Entertainment in this Agreement including, without limitation, clearing all music synchronization and music performance rights, rights for all musical, literary or dramatic works, mechanical transfer and all performances.

      1.4 "Client Software" shall mean the software component of the Game and/or the Localized Game (as the case may be) sold, provided and/or distributed to Subscribers and, thereafter, loaded into such Subscribers' personal computers.

      1.5 "Closed Beta Test" shall mean game tests conducted internally by T2 or externally with a limited number of users, in either case with restricted access and user registration, for the purpose of identifying and fixing bugs and/or stabilizing the game system in the Territory. Closed Beta Test shall commence no later than the date of September 30, 2005 or any other date mutually agreed upon by the Parties .

      1.6 "Closed Beta Version" shall mean a version of the Game in which (a) the localization and translation are substantially complete; (b) the functionality and performance is complete (i.e., the coding of all functions and features (including, without limitation, all artwork, graphics, animation, images, photographs, video and other audio-visual material, sound, music and text and all essential and non-essential data and device files) is completed and material programming errors or "bugs" have been eliminated; (c) such version operates hardware having the specifications specified by JCE from time to time and required for the full use of the Game; and (d) such version is ready to be launched for Closed Beta Test.

      1.7 "Commercial Launch Date" shall mean the date on which the Localized Game is launched commercially by T2 Entertainment to the public. Without limiting the foregoing and for the avoidance of doubt, Commercial Launch Date shall not be the date that Localized Game is introduced to the press, it shall be the initial date of T2 Service after the Open Beta Version is launched to and tested by the public. Commercial Launch Date shall be no later than the date of November 30, 2005 or any other date mutually agreed upon by the Parties.

      1.8 "Commission For Payment Execution" shall mean all and any payments offered by T2 Entertainment to the distributors who run the sales market.

      1.9 "Confidential Information" shall mean knowledge from, material, data, systems and other information concerning the operation, business, financial affairs, products, customers and Intellectual Property Rights or other aspects of the other Party that either Party may, during the performance of its services under this Agreement, have access to and acquire and that may not be accessible or known to the general public solely for the purpose of this Agreement.

      1.10 "day" or "days" shall mean calendar day or days unless otherwise specified in this Agreement.

      1.11 "Dollars", "Cents" and the sign "$" each shall mean the lawful money of the United States.

      1.12 "Free Promotional Items" shall mean any and all pre-paid cards, CDs, peripheral commodities and any other free items that T2 Entertainment distributes to promote the Localized Game.

      1.13 "Game" shall mean any and all versions of the Internet game known as "Free Style," which can be played by a Subscriber with other Subscribers by installing the Client Software onto such Subscriber's computer and then accessing the Server Software via the Internet. Without limiting the foregoing and for the avoidance of doubt, this Agreement shall also apply to the Upgrade Versions (defined below) of the Game that will be developed and/or released after the date of this Agreement, but shall not apply to any Sequels of the Game.

      1.14 "Gross Revenues" shall mean all revenues, less the Commission For Payment Execution, actually received by T2 Entertainment arising from or relating to the marketing, promotion, use, distribution, publishing or sales of the Localized Game by T2 Entertainment, including, without limitation, revenues relating to the: licensing of the Client Software; sale of pre-paid cards, sale of CDs containing the Client Software; sale of subscriptions; marketing or promotion of the Localized Game; and/or the provision of services in connection with the Localized Game.

      1.15 "Intellectual Property Rights" shall mean, on a worldwide basis, whether known as of the date of this Agreement or hereafter known, and whether tangible or intangible, (a) any and all rights associated with works of authorship including, without limitation, copyrights, moral rights and mask-works, (b) any and all rights associated with trademarks, service marks, trade names and similar rights, (c) any and all trade secret rights, (d) any and all patents, designs, algorithms and other industrial property rights, (e) any and all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of law, contract, license or otherwise, (f) any and all registrations, applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter existing, made, or in force (including any rights in any of the foregoing), and
(g) any and all causes of action arising from or related to any of the foregoing.

      1.16 "Laws" shall mean any and all applicable laws, rules, regulations, ordinances, voluntary industry standards, association laws, codes or other obligations pertaining to any of either Party's activities in connection with this Agreement, including but not limited to, those applicable to the Localized Game and trade registration requirements, advertising approval requirements, trademark protection and clearance requirements, or technical or sourcing specifications pertaining to any aspect of Localized Game.

      1.17 "Localized Game" shall mean a "fully-localized" version of the Game, the language of which shall have been translated from Korean to Mandarin Chinese (using simplified characters).

      1.18 "Minimum Guarantee" shall mean the performance guarantee provided by T2 Entertainment to JCE, that is, the Royalties paid to JCE by T2 Entertainment hereunder shall be in the amount of no less than Two Million Dollars ($2,000,000) during the first fifteen (15) months from the Commercial Launch Date.

      1.19 "New JV" shall have the meaning in Section 11.3 hereof.

      1.20 "Open Beta Test" shall mean game tests conducted externally with users on a generally accessible basis, for the purpose of identifying and fixing bugs and/or stabilizing the game system in the Territory.

      1.21 "Open Beta Version" shall mean a version of the Localized Game in which (a) the localization and translation are complete; (b) the functionality and performance is complete (i.e., the coding of all functions and features (including, without limitation, all artwork, graphics, animation, images, photographs, video and other audio-visual material, sound, music and text and all essential and non-essential data and device files) and material programming errors or "bugs" have been eliminated; (c) such version operates hardware having the specifications specified by JCE from time to time and required for the full use of the Localized Game; and (d) such version is ready to be launched for Open Beta Test. The Open Beta Version shall be launched no later than the date of October 15, 2005 or any other date mutually agreed upon by the Parties.

      1.22 "Promotional Materials" shall mean any and all marketing, advertising and/or other promotional materials relating to the Localized Game.

      1.23 "Royalties" shall have the meaning in Section 6.1 hereof; and "Royalty" shall be interpreted accordingly.

      1.24 "Royalty Tax" shall mean the withholding tax, including any and all income and business taxes, and any other taxes applicable to payment of the Royalty to JCE for which T2 Entertainment has a withholding obligation under relevant PRC tax laws and regulations.

      1.25 "Sequels" shall mean any game (including but not limited to "Free Style II" or "Free Style III"), which will be developed and/or released after the date of this Agreement, and the content therein is substantially different from the Game.

      1.26 "Server Software" shall mean the system software and proprietary database (including the content and records located in such database) components of the Game and/or Localized Game (as the case may be) located on servers connected to the Internet.

      1.27 "Subscribers" shall mean the end users of the Game who initiate their use thereof within the Territory from T2 Entertainment, and "Subscriber" shall be interpreted accordingly.

      1.28 "Subsequent Agreements" shall have the meaning set forth in Section
11.3 hereof.

      1.29 "Territory" shall mean the geographical territory of the People's Republic of China ("PRC"), excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region, and Taiwan.

      1.30 "T2 Service" shall mean the server administration and management for the Localized Game, technical support assistance to Subscribers and billing for the subscription provided by T2 Entertainment.

      1.31 "Upgraded Version" shall mean a new version of the Localized Game that contains patches, upgrades, enhancements and/or new functionality not contained in the prior version of the Localized Game. For the avoidance of doubt, Upgraded Version does not include any Sequels of the Game.

2.  TERM.

      2.1 Term. The term of this Agreement shall commence as of the Effective Date and shall continue through and until the date that is two (2) years after the Commercial Launch Date, unless terminated earlier in accordance with Section 11 hereof (the "Termination").

      2.2 Renewal. Both Parties agree to engage in a series of discussions and negotiations for renewal of the Agreement at least three (3) months before the expiry of the Term. In consideration of Subscribers' interest in the Territory, if both Parties are unable to sign the renewal contract before or on the expiry date of the Term, this Agreement will continue to be effective and binding for an additional 30-day period after expiry of the Term. Notwithstanding the foregoing, should JCE offer to any third party other than T2 Entertainment in the Territory a license to the Localized Game for use in the Territory during the 30 days immediately following the expiration of this Agreement T2 Entertainment shall have a right of first refusal to obtain an exclusive license to the Localized Game for use in the Territory pursuant to terms and conditions identical to those offered by JCE to such third party in the Territory. If T2 Entertainment fails to indicate in writing that it has elected to exercise such right of first refusal within fifteen (15) days of receiving notice from JCE of any such offer to any third party in the Territory during such one (1) month period, T2 Entertainment shall be deemed to have declined to exercise such right of first refusal. This right of first refusal shall not apply to any offers to New JV or any affiliated company of JCE to license the Localized Game for use in the Territory after the Term.


3.  GRANT OF RIGHTS.

      3.1 Grant. In accordance with and subject to the terms and conditions of this Agreement, JCE hereby grants to T2 Entertainment, and T2 Entertainment hereby accepts and agrees to exercise the exclusive, non-sub-licensable, non-transferable right and license to manufacture, market, promote, use, distribute, publish and sell the Localized Game to Subscribers in the Territory during the Term. T2 Entertainment agrees that it will not distribute or sell the Localized Game to any party or under circumstances where T2 Entertainment knows that such activity ultimately will result in the use of the Localized Game outside of the Territory.

      3.2 No Third Party Rights. Except as otherwise expressly set forth in this Agreement, T2 Entertainment shall directly exercise the rights and licenses granted to it hereunder and shall not allow or permit any third party to exercise such rights on T2 Entertainment's behalf without JCE's prior written approval. With respect to any third party that is approved by JCE to exercise any such rights on behalf of T2 Entertainment, T2 Entertainment shall be liable for any and all acts or omissions of any such third party arising out of or relating to this Agreement. Notwithstanding the foregoing provision, any outsourcing by T2 Entertainment of certain minor parts of T2 Service to any third party for the purpose of marketing, promotion, distribution, publishment and sale of the Localized Game shall not be deemed as any violation of this
Section 3.2.

      3.3 No Right to Reproduce, Modify or Reverse Engineer. T2 Entertainment agrees that it shall not, and shall not permit or assist any other party to copy, modify or adapt all or any part of the Localized Game, except as may be expressly and clearly permitted by this Agreement or by JCE's written approval. T2 Entertainment agrees that it shall not, and shall not permit or assist any other party to disassemble, decompile, reverse assemble, reverse engineer or otherwise attempt to recreate the source code or extract any trade secrets from the Localized Game without JCE's prior written approval.

      3.4 License Rights Only. This Agreement only grants to T2 Entertainment a license to transfer units of the Localized Game to Subscribers and does not transfer any interest in, right or title of the Localized Game to T2 Entertainment. Notwithstanding any "purchase" or "sale" or similar language contained herein, T2 Entertainment acknowledges that the Localized Game is licensed as indicated in this Section.

      3.5 Use of Trademark and Characters. For the purposes of service, use, promotion, distribution and marketing of the Localized Game under this Agreement, JCE hereby grants to T2 Entertainment an exclusive right to use in the Territory the name, title and characters of the Localized Game and the Promotion Materials in all versions as devised by JCE.

      3.6 Derivative Merchandise. JCE hereby grants to T2 Entertainment as Master Licensor, and T2 Entertainment hereby accepts and agrees to exercise the exclusive right and license to manufacture, market, promote, use, distribute, publish and sell various types of products which are based upon and derived from the Localized Game to consumers in the Territory during the Term. Both Parties agree that details of such exclusive right and license with respect to Derivative Merchandise shall be stipulated in a separate agreement to be entered into by both Parties.

      3.7 PPL Rights. JCE agrees that T2 Entertainment may make announcements and commercials in the Localized Game in the manner, time, frequency and duration as JCE may agree in advance in writing. The content of each such commercial and announcement must not be defamatory, libelous, slanderous or obscene, must not contain any material which violates or infringes any Intellectual Property Rights of any person or entity and must not be inconsistent with the general character or quality of the Localized Game.

      3.8 Reserved Rights. Any and all rights not specifically and expressly granted by JCE to T2 Entertainment are hereby reserved by JCE.

4.  Delivery of Game.

      4.1 JCE shall deliver the Localized Game to T2 Entertainment as set forth in this Agreement. For the purpose of Closed Beta Test, JCE shall make such delivery within fourteen (14) days as of the Effective Date. The Localized Game will be delivered in CD-ROM form, by FTP, or by such other electronic means as JCE and T2 Entertainment may agree from time to time.

      4.2 T2 Entertainment shall, within seven (7) days following its receipt of the Localized Game, send JCE a written notice indicating, and serving as proof of its receipt of such items.

      4.3 If available and determined by T2 Entertainment and JCE to be suitable for use in the Territory, JCE shall deliver Upgraded Versions to T2 Entertainment. The upgrades and enhancements contained in each Upgraded Version shall be consistent with the product plans of JCE and shall be developed in consultation with T2 Entertainment, provided that: (a) JCE shall make all final decisions on the upgrades and enhancements that are included in each Upgraded Version along with the production thereof, giving due consideration to T2 Entertainment's suggestions; and (b) T2 Entertainment shall be responsible for translating the language contained in the Upgraded Version into Mandarin Chinese (using simplified characters).

5. MARKETING EFFORTS.

5.1. Marketing Commitment. T2 Entertainment shall use its best efforts to advertise, market and distribute the Localized Game throughout the Territory and, in doing so, shall ensure that its marketing, promotion and advertising activities (collectively "Marketing Activities") are in accordance with high quality and good taste and will be comparable to the high quality Marketing Activities in the Territory for competitive products. T2 Entertainment agrees to spend One Million Dollars ($1,000,000) on Marketing Activities during the one
(1) full year period following and commencing on the Effective Date. In case this Agreement is terminated prior to the end of the Term according to Section
11.3 of this Agreement and such One Million Dollars have not been fully spent by the time of termination, disposal of the remainder shall be subject to the Subsequent Agreements as described in Section 11.3.

5.2. Game Materials and Promotional Materials. Prior to using any Game Materials or Promotional Materials, T2 Entertainment shall submit such Game Materials or Promotional Materials to JCE for mutual checking and reference. However, any and all Game Materials and Promotional Materials that JCE provides to T2 Entertainment shall be deemed as having been already approved by JCE unless T2 Entertainment has been otherwise notified by JCE prior to JCE's provision of such materials. In addition to the foregoing, JCE shall make available to T2 Entertainment the game texts, artworks, technical manual and other information of the current available version of the Game as Promotional Materials to help achieve wide distribution of the Localized Game in the Territory upon execution of the Agreement.

5.3. Free Promotional Items. Without limiting any provisions of Section 5, T2 Entertainment shall not distribute any particular Free Promotional Item unless and until it obtains JCE's prior written approval.

6. COMPENSATION AND PAYMENTS.

      6.1 Running Royalties. As payment for the rights granted by JCE hereunder, T2 Entertainment shall pay JCE a royalty (the "Royalties", Royalty Tax included) in the amount equal to 15% of the amount of Gross Revenues received by T2 Entertainment, provided that T2 Entertainment is operating the Localized Games. The calculation of Royalties shall commence on Commercial Launch Date.

      6.2 Royalty Payment. T2 Entertainment shall provide JCE a report of monthly Gross Revenue within seven (7) days after the end of each month. If JCE has no express objection to the report, JCE shall send an invoice of the Royalties for the given month within two (2) weeks after receiving the report from T2 Entertainment. All payments of Royalties shall be paid within seven (7) days after receiving the invoice from JCE.

      6.3 Payment of Minimum Guarantee. The disbursement of the Minimum Guarantee shall be divided into two payments. The due dates for the payment of the Minimum Guarantee are shown below:

-------------------------------------------------------------------------------
          Due Date of Payment                     Amount of Payment
-------------------------------------------------------------------------------

 Three (3) months after the Commercial     One Million Dollars ($1,000,000)
              Date Launch
-------------------------------------------------------------------------------
     Fifteen (15) months after the         One Million Dollars ($1,000,000)
        Commercial Date Launch
-------------------------------------------------------------------------------

      6.4 Late Payment. If any payment due hereunder is not received by JCE by its respective due date, T2 Entertainment agrees to pay a late charge equal to the interest on the amount of the late payment. Such interest shall be tolled from when the payment is due to the date of actual payment. The interest rate for a late payment shall be the LIBOR on the date when payment falls due plus twenty (20) basic points.

      6.5 Payment Forms. All payments due to JCE hereunder shall be made by wire transfer only. All payments shall be made in U.S. Dollars with the appropriate deduction of Royalty Taxes on the Royalties, and such taxes shall paid by T2 Entertainment on JCE's behalf. Additionally, T2 Entertainment shall immediately furnish JCE with the official receipt of all Royalty Tax payments provided by the appropriate tax authority after receiving such receipt.

      6.6 Taxes under PRC Laws. T2 Entertainment shall be responsible for the payment of any and all other taxes arising out of or related to the transactions contemplated by this Agreement except for the Royalty Tax and other withholding taxes that shall be borne by JCE according to PRC laws and that shall be paid by T2 Entertainment on JCE's behalf. T2 Entertainment shall timely pay the Royalty Taxes on behalf of JCE and endeavor to select the appropriate tax category with the lowest tax rate. Additionally, T2 Entertainment shall immediately furnish JCE with the official receipt of any such payment provided by the appropriate tax authority after receiving such receipt.

      6.7 Commission For Payment Execution. T2 Entertainment shall notify JCE of commercial arrangements with respect to distribution of the Localized Game, including but not limited to the distribution margin (which shall not be higher than thirty percent), before executing any definitive contracts with any other distributors of the Localized Game. T2 Entertainment may proceed with the aforesaid contract execution if there is no express objection in writing from JCE within three (3) working days after T2 Entertainment notifies JCE of the foregoing. All the documents related to such distributors shall be sent to JCE within a reasonable time period upon JCE's written request.

      6.8 Periodic Information Delivery. In order to substantiate any Royalty payment due to JCE, T2 Entertainment shall provide JCE with the appropriate details and enough information about the following: for a given payment period for the Localized Game (a) the amount of Royalties payable to JCE for the payment period for the Localized Game; (b) the peak concurrent users, the number of new Subscribers, and the total number of Subscribers of the Localized Game;
(c) the amount of Gross Revenues for the Localized Game; (d) the amount of Commission For Payment Execution, and (e) any other items that T2 Entertainment and JCE may mutually agree upon.

      6.9 Audits. T2 Entertainment shall maintain complete and accurate books and records related to Gross Revenues in sufficient detail to reflect its operations under this Agreement.

            6.9.1 T2 Entertainment shall keep all of its detailed record, contractual and accounting documents and company documents in relation to its business and activities under this Agreement at its principal office for one (1) year after the end of the Term.

            6.9.2 Subject to the provision of at least ten (10) days written notice and, not more frequently than twice in any consecutive twelve (12) month period, JCE is entitled to inspect the books and records of T2 Entertainment for the purpose of verifying the Royalty payments under the Agreement from the Commercial Launch Date until the date of auditing. The auditing shall be held during T2 Entertainment's working hours, and shall not disturb or annoy T2 Entertainment's operation in any way. T2 Entertainment shall provide assistance and cooperation reasonably required by JCE for such auditing. All expenses arising from such auditing shall be borne by JCE.

7.  SERVICES.

      7.1 Closed Beta Version. JCE shall provide T2 Entertainment with all necessary technical assistance, and shall assist T2 Entertainment in the improvement and perfection of translating from Korean to Mandarin Chinese (using simplified characters), which is necessary for T2 Entertainment to launch its Closed Beta Version of the Game in the Territory before the initial date of Closed Beta Test.

      7.2 Open Beta Version. JCE shall continue after the launching of the Closed Beta Version in the Territory to provide T2 Entertainment with the technical assistance necessary for T2 Entertainment to launch its Open Beta Test of the Localized Game in the Territory before the initial date of the Open Beta Test.

      7.3 T2 Service. JCE shall, after the Open Beta Test in the Territory, continue to provide T2 Entertainment with the technical assistance necessary for T2 Entertainment to provide and maintain the T2 Service in the Territory, during the Term of this Agreement.

      7.4 Technical Support. JCE shall provide T2 Entertainment with sufficient technical support via telephone and email during JCE's normal business hours (Seoul local time) in connection with the installation, maintenance, testing, upgrading and operation of the Localized Game and the servers on which it is set up. JCE shall send its certified engineers to the site designated by T2 Entertainment for the foregoing technical support in the Territory upon the T2 Entertainment's request during the Term. In case of emergency, JCE shall provide T2 Entertainment with seven (7) days a week, twenty-four (24) hours a day technical support via the telephone and email.

      7.5  Other Support.

       7.5.1 Local Support. After signing the Agreement, JCE shall dispatch the local support team to the site designated by T2 Entertainment. The local support team of JCE shall (a) arrange the schedule for the localization of the Game; (b) design the consulting service to the service team of T2 Entertainment, which is the technical supporting service that enables T2 Entertainment to provide the Subscribers with the T2 Service; (c) prepare training documents related to the localization of the Game in the Territory; (d) be responsible for the other processes including, but not limited to, the establishment of the communication processes and the contact points; and (e) provide other local support as reasonably requested by T2 Entertainment from time to time for the purpose of performing this Agreement.

            7.5.2 On-site Service. Before launching the Closed Beta Test, Open Beta Test, and the commencement of T2 Service, JCE shall dispatch its certified engineers, and marketing team to the Territory. The JCE certified engineers shall install the Localized Game, and train the engineers of T2 Entertainment. The JCE marketing team shall have the meetings with the marketing team of T2 Entertainment, and support T2 Entertainment to conduct high quality marketing activities in the Territory. JCE shall provide the service team of JCE which supports the service team of T2 Entertainment with on-line support.

            7.5.3 Expenses. All the cost and expenses in relation to Section 7.5.1, and Section 7.5.2 shall be borne respectively by JCE and T2 Entertainment based on each Party's workload.

            7.5.4 Additional Support. After the initial on-site services, JCE shall provide T2 Entertainment with additional reasonable support via telephone and email during the JCE's normal business hours (Seoul local time) in connection with the installation, maintenance, testing, upgrading and operation of the Localized Game and the servers on which it is sets up. JCE shall appoint its certified engineers to the Territory during the Term. In emergency cases, JCE shall provide T2 Entertainment with seven (7) days a week, twenty four (24) hours technical support via the telephone and email. The expenses and costs related to cases of emergency shall be discussed by project executives of both Parties after the on-site Service. All further support shall be discussed by both Parties.

            7.5.5 Response Time. JCE shall timely respond to each request made by T2 Entertainment for assistance, and shall resolve highlighted problems subject to the timeframe agreed by the Parties. If JCE fails to meet the above requirements, T2 Entertainment shall have the right to deduct or offset the amount of losses or expenses so incurred by T2 Entertainment from the payment of Royalty payable to JCE.

            7.5.6 Hacking. JCE and T2 Entertainment shall use their best efforts to protect the servers of the Localized Game from hacking. In the event T2 Entertainment discovers any hacking activities, T2 Entertainment shall submit to JCE a written report, via e-mail or by facsimile, describing the nature of such activities in sufficient detail to permit JCE to provide preventive measures. Upon receipt of any such written report, JCE agrees to use its best efforts to respond to the reported hacking activities on an urgent basis and to solve the hacking problems.

    7.6 Billing Server and Gaming Server System.

            7.6.1 Billing Server. T2 Entertainment shall be responsible for authenticating and billing the Subscribers. In connection with such responsibilities, T2 Entertainment shall set up and maintain the Billing Server to capture and store billing information in the Billing Database and to bill each Subscriber for all charges arising from such Subscriber's use of the Localized Game. T2 Entertainment will provide JCE with a remote access tool that enables JCE to access to the Billing Server at any time as desired by JCE. JCE agrees that it shall not modify or duplicate any of the billing information in the Billing Database in any way.

            7.6.2 Gaming Server. T2 Entertainment will provide JCE with a remote access tool that enables JCE to access the Gaming Server at any time as desired by JCE. JCE agrees that it shall not modify or duplicate any of the information in the database of Gaming Server in any way.

            7.6.3 Permits and Certificates. During T2 Entertainment's application for any and all permits and certificates from the applicable authorities of the People's Republic of China that are necessary to exercise the rights and licenses granted to T2 Entertainment under this Agreement, both Parties agree to utilize their accessible resources and explore further cooperation

      7.7 Notification of Claimed or Suspected Defects. T2 Entertainment shall promptly notify JCE in writing of any claimed or suspected defect in the Localized Game no later than ten (10) days after T2 Entertainment becomes aware of the same.

      7.8 Compliance with Law. T2 Entertainment shall comply with all Laws that are necessary to exercise the rights and licenses granted to T2 Entertainment under this Agreement, including, but not limited to, all applicable labor laws and regulations and all applicable governmental and industry codes of conduct and social accountability.

      7.9 Clearances. JCE shall be responsible for the clearance of material contained in the Localized Game and Promotional Materials for the purpose of distribution of the Localized Game in the Territory.

8. OWNERSHIP AND PROTECTION OF PROPRIETARY RIGHTS.

      8.1 JCE retains all Intellectual Property Rights in and to the Game, the Localized Game (including, without limitation, the Closed Beta Version and the Open Beta Version), all Promotional Materials, and all Game Materials. JCE, and its permitted successor and assignee, shall exclusively own all Intellectual Property Rights, in perpetuity and in all languages, embodied in or pertaining to the Localized Game (including, without limitation, the Closed Beta Version and the Open Beta Version) and any and all Promotional Materials and Game Materials created by JCE, and T2 Entertainment hereby makes a full, irrevocable assignment, in perpetuity, to JCE of all such Intellectual Property Rights.

      8.2 JCE shall provide T2 Entertainment with appropriate copyright and trademark notices in JCE's names, and T2 Entertainment shall place, in such manner and form as JCE may instruct in writing in advance, such copyright and trademark notices on all Promotional Materials and Game Materials. In no event shall T2 Entertainment alter, remove, obscure, erase or deface or otherwise hide from view, any such notices or any other copyright, trademark or other proprietary rights notice of JCE contained or incorporated in any Promotional Material and any Game Material.

      8.3 T2 Entertainment shall own Intellectual Property Rights in and to the Subscribers' database in the Territory as of the Commercial Launch Date. Upon expiration or early termination of this Agreement, T2 Entertainment shall transfer the Subscribers' database and all Intellectual Property Rights therein to JEC, to the extent as permitted by PRC laws and prior agreements between the Subscribers and T2 Entertainment.

9.  CONFIDENTIAL INFORMATION.

      9.1 Non-Disclosure. Any Confidential Information acquired by the receiving party shall not be used, published or divulged by the receiving party to any other person or entity in any manner whatsoever without the prior express written approval of the disclosing party, which approval the disclosing party may withhold at its sole discretion. The receiving party shall, and shall cause its employees, agents and every other person and entity it employs in connection with its services under this Agreement to, protect and safeguard the Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use or disclosure of the Confidential Information as the receiving party uses to protect its own confidential or proprietary information of a like nature.

      9.2 Publicity. Each party agrees that the execution of this Agreement shall be released to the public by means of press conference on a date to be mutually agreed upon by both Parties.


10. REPRESENTATIONS, WARRANTIES, LIMITATIONS AND INDEMNIFICATION.

      10.1 Representations and Warranties of T2 Entertainment. T2 Entertainment represents and warrants that (a) it has the right, power and authority to enter into this Agreement and to fully perform its obligations under this Agreement;
(b) the execution of this Agreement by it does not violate any agreement existing between it and any other person or entity, and throughout the Term it shall not make any agreement with any person or entity that is inconsistent with any of the provisions of this Agreement; and (c) it is, and at all times during the Term shall be, the holder of all consents necessary for it to perform its obligations hereunder.

      10.2 Representations and Warranties of JCE. JCE represents and warrants that: (a) it has the right, power and authority to enter into this Agreement;
(b) the execution of this Agreement by it does not violate any agreement existing between it and any other person or entity; (c) it shall be responsible during the Term for obtaining and maintaining at its cost all necessary Clearances; (d) the Localized Game and Promotional Materials and any materials related to the Game provided to T2 Entertainment under this Agreement will not infringe Intellectual Property Rights, copyright, trade marks, moral rights, performing rights, right of privacy or any other proprietary right or interest of any third party and will not be defamatory or constitute contempt of court or constitute a misuse of confidential information, and (e) it has and will maintain sufficient personnel, equipment and technology to perform its obligations under this Agreement.

      10.3 Indemnification. Either Party shall, at its sole expense, indemnify, defend and hold harmless the other Party and its directors, officers, employees, agents, successors and assigns, from and against any and all claims, demands, suits, actions, proceedings, judgments, damages, costs, losses, expenses

(including attorneys' fees and expenses) and other liabilities (including settlements) arising from, in connection with or related in any way to, directly or indirectly, (a) any breach or alleged breach of any of the representations or warranties made by the breaching party under this Agreement; or (b) the gross negligence and/or willful misconduct of the breaching party.

       10.4 Limitation of Liability. In no event shall JCE be liable under or in connection with this Agreement for any loss or profit or any other commercial damage, including without limitation incidental, consequential, special, exemplary, punitive or other direct or indirect damages of any nature, for any reason, including without limitation the breach of this Agreement, any expiration or termination of this Agreement, claims alleging that the Game or any part or aspect thereof infringes upon or violates any Intellectual Property Right of any party or claims arising from the malfunction of or defects in the game, whether such liability is asserted on the basis of contract, tort or otherwise.

11. TERMINATION.

       11.1JCE may, without prejudice to any other rights or remedies available to JCE, have the right, in its sole discretion, to immediately terminate this Agreement upon written notice to T2 Entertainment in the event of the occurrence of any of the following events: (a)T2 Entertainment discontinues its internet game marketing and service business; or (b) T2 Entertainment breaches any of its material obligations under this Agreement and fails to cure such material breach within sixty (60) days of receipt of written notice from JCE specifying the nature of such material breach.

       11.2T2 Entertainment may, without prejudice to any other rights or remedies available to T2 Entertainment, have the right, in its sole discretion, to immediately terminate this Agreement upon written notice to JCE in the event of the occurrence of any of the following events: (a) JCE ceases to provide technical support required for distribution of the Localized Game in the Territory; (b) JCE fails to deliver the Localized Game according to the timeframe agreed by the Parties; or (c) JCE breaches any of its other material obligations under this Agreement and fails to cure such material breach within sixty (60) days of receipt of written notice from T2 Entertainment specifying the nature of such material breach.

       11.3 This Agreement automatically terminates once all of the following conditions have been fulfilled: (a) JCE and T2CN HOLDING LIMITED (a corporation organized under the laws of the British Virgin Islands, "T2CN Holding") have jointly established a wholly foreign owned enterprise in PRC ("NEW JV"), in which JCE holds a 35% equity interest and T2CN Holding holds a 65% equity interest; (b) JCE has entered into a license agreement with NEW JV, whereby JCE grants to NEW JV the exclusive right and license to market, promote, use, distribute, publish and sell the Updated Version of the Localized Game to Subscribers in the Territory on the terms agreed upon by T2CN Holding and JCE;
(c) NEW JV has entered into a sublicense agreement or otherwise agreement as agreed by JCE with T2 Entertainment, whereby NEW JV sublicenses the above exclusive rights or grant the operation right to T2 Entertainment or another entity agreed by both Parties, whereby T2 Entertainment or such other entity, as the sub-licensee or the owner of the relevant operation right of the Localized Game, shall have all the rights and be facilitated with all assistance and support from JCE to maintain the business of running the Localized Game for the interests and benefits of Subscribers in the Territory on terms not less favorable than those contained in this Agreement applicable to T2 Entertainment, as the licensee of the Localized Game (such license agreement and sublicense or otherwise agreement are collectively referred to as "Subsequent Agreements"); provided that royalties paid to JCE under the Subsequent Agreements shall be at the same rate as Royalties defined herein. If granting license by JCE to NEW JV, and/or granting sublicense or other operating rights by NEW JV to T2 Entertainment or another party agreed by both Parties are, under current or future PRC laws and regulations, illegal or unenforceable, JCE shall have the right, at its option but subject to an at least thirty (30) working days' prior notice, to resume the effectiveness of this Agreement, or to request both Parties to seek alternative arrangements to achieve the commercial purpose of the Parties in entering into the Subsequent Agreements to the extent permitted by then effective PRC laws and regulations. In the former case, this Agreement shall be as it originally binding on the Parties. In the latter case, both Parties agree to endeavor to enter into such alternative arrangements within thirty (30) working days following the receipt of JCE's notice by T2CN Holding.

      11.4 Effect Of Termination. Upon the expiration or earlier termination of this Agreement: (a) all rights and licenses granted to T2 Entertainment under or pursuant to this Agreement shall revert to JCE and T2 Entertainment shall immediately terminate providing the Subscribers with access to the Server Software and any other components of the Localized Game; (b) each Party shall return the Confidential Information of the other Party; and (c) T2 Entertainment shall promptly transfer all of its right, title and interest in and to Subscribers' database and all Intellectual Property Rights therein to JEC, to the extent as permitted by PRC laws and prior agreements between the Subscribers and T2 Entertainment.

12  GENERAL PROVISIONS.

      12.1 Entire Agreement. This Agreement constitutes the complete, final and exclusive understanding and agreement between the Parties with respect to the transactions contemplated herein, and supersedes any and all prior or contemporaneous oral or written representation, understanding, agreement, correspondence or communication between the Parties concerning the subject matter hereof. Neither of the parties is relying upon any warranties, representations, assurances or inducements not expressly set forth herein.

      12.2 Amendments. All amendments or modifications to this Agreement shall be binding upon the Parties despite any lack of consideration so long as the same shall be in writing and executed by each of the Parties hereto.

      12.3 Governing Law. The Parties expressly agree that this Agreement shall be governed and construed by the laws of the People's Republic of China.

      12.4 Dispute Resolution. Any disputes arising hereunder and in connection herewith shall be settled through consultations between the Parties, and if the Parties cannot reach an agreement regarding such disputes within thirty (30) days of their occurrence, such disputes shall be submitted to China International Economic and Trade Arbitration Commission Shanghai Branch for arbitration in Shanghai in accordance with its then effective arbitration rules, and the arbitration award shall be final and binding on both Parties.

      12.5 Headings. Captions and headings contained in this Agreement have been included for ease of reference and convenience and shall not be considered in interpreting or construing this Agreement.

      12.6 Force Majeure. The obligations of the Parties under this Agreement shall be suspended to the extent a party is hindered or prevented from complying therewith because of labor disturbances, including strikes or lockouts, war, fires, storms, flood, epidemic, accidents, governmental regulations, failure of telecommunications vendors or suppliers, or any other cause whatsoever beyond a Party's reasonable control. For so long as such circumstances prevail, the Party whose performance is delayed or hindered shall continue to use all commercially reasonable efforts to recommence performance without delay.

      12.7 Notice. Any notices relating to this Agreement shall be in writing and either personally delivered or sent by certified mail, postage prepaid, return receipt requested, or by facsimile transmission or overnight courier service, addressed to the Party at the address set forth below, or at such different address as a party has advised to the other party in writing and shall be deemed given and received when actually received:

If to JCE:

Attention: JC ENTERTAINMENT CORPORATION
Name: IL-Sung Baik
Address: 4thf, Rosedale Bldg., #724 Suseo-Dong, Kangnam-Ku, Seoul 135-885, Korea
Tel: 82.2.2040.1114
E-mail: isbaik@joycity.co.kr

If to T2 Entertainment:

Attention:  SHANGHAI T2 Entertainment CO., LTD.
Name: JUN-TSE TENG
Address: 5 Floor, 88 Qin Jiang Road, Shanghai, PRC
Tel: 86-21-54278388
E-mail: joe@t2cn.com

      12.8 Counterparts. This Agreement may be executed by manual or facsimile signatures and in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

      12.9 Language. This Agreement shall be executed in both Chinese and English. The English and the Chinese version of this Agreement shall have equal legal effect. In case of any inconsistency between the English and the Chinese version, the English version shall prevail.








               [reminder of this page is intentionally left blank]

IN WITNESS WHEREOF, the duly authorized representatives of each of the Parties hereto have executed this Agreement as of the date first written above.



JC ENTERTAINMENT CORPORATION               SHANGHAI T2 Entertainment CO., LTD.


By: /s/ Il-Sung Baik                       By: /s/ Jun-Tse Teng
    ----------------------                     ----------------------

Name:  Il-Sung Baik                        Name:  Jun-Tse Teng
    -------------------------------            ----------------------

Title:  Chief Executive Officer            Title:  Chief Executive Officer
      -------------------------------          ----------------------